UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2004

O2DIESEL CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number: 000-32217

Washington	91-2023525
(State of incorporation)	(I.R.S. Employer Identification No.)

100 Commerce Drive, Suite 301
Newark, DE	19713
(Address of principal executive offices)	(Zip Code)

(302) 266-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

SECTION 3 — SECURITIES AND TRADING MARKETS

ITEM 3.01 — Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

     On December 16, 2004, O2Diesel Corporation (the “Company”) received notice from the staff of The American Stock Exchange (“AMEX”) indicating that the Company is not in compliance with Section 1003(a)(i) of the AMEX Company Guide, in that its stockholders’ equity is less than $2 million and it has sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years, and with Section 1003(a)(ii) of the AMEX Company Guide, in that its stockholders’ equity is less than $4 million and it has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years.

     In order to maintain listing of the Company’s Common Stock on AMEX, the Company must submit a plan by January 18, 2005, advising AMEX of the actions the Company has taken, or will take, that would bring it into compliance with the applicable listing standards. If AMEX accepts the plan, the Company may be able to continue its listing during the plan period of up to 18 months, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the plan. If AMEX does not accept the Company’s plan, or even if accepted, the Company is not in compliance with the continued listing standards at the end of the 18 month period or does not make progress consistent with the plan during such period, AMEX may initiate delisting proceedings with respect to the Common Stock.

     The Company intends to submit a compliance plan to AMEX by January 18, 2005. The Company’s Common Stock continues to trade on AMEX.

S I G N A T U R E

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O2DIESEL CORPORATION

By: /s/ Alan R. Rae
          Alan R. Rae
          President and Chief Executive Officer

Date: December 22, 2004